EXHIBIT 99.1

SUMMARY OF ZONES, INC. SENIOR EXECUTIVE BONUS PLAN

Zones, Inc. (the “Company”) senior executive bonus plan rewards achievement for financial and individual performance.

Under the 2008 Senior Executive Bonus Plan, eligible Executive Officers are able to receive an annual bonus if the Company meets its operating budget plan as approved by the Board of Directors on the February 28, 2008.  The Executive Officers will be eligible to receive bonuses on individual performance only if the Company meets its annual operating budget plan, after accrual of bonuses.

The officers are eligible for an annual bonus of up to 200% of individual target awards calculated at 125% to plan, which up to 50% of the bonus potential may be paid quarterly, calculated on the individual participant’s quarterly targeted bonus at 100% of plan.  The Company must meet its minimum operating objective in order to be eligible for any performance bonus opportunity.  If the performance threshold is achieved, 100% of the payment of any bonus will be subject to the individual meeting his/her key initiatives.  Payments of quarterly bonuses will be based on the Company achieving the following minimum financial performance:

The Board retains the right to change its bonus programs at any time.  The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any corporate officer.  No rights to any awards exist unless and until the Board authorizes payment of such award under any bonus program.